THE TAIWAN FUND, INC. REVIEW
February 2010
HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298

Portfolio Review

Market Review:

In February, the Taiwan Stock Exchange Index (“TAIEX”) decreased by 3.06% in U.S. Dollar terms. Local institutions bought a net of NT$ 0.34 billion, while foreign investors and proprietary traders sold a net of NT$ 90.26 billion and NT$ 4.50 billion, respectively.  The plastic and glass sectors outperformed the TAIEX with respective gains of 4.30% and 5.61% month-over-month (“MoM”) in NT dollar terms. On the other hand, the construction and tourism sectors underperformed the TAIEX this month with decreases of 5.24% and 5.94%, respectively, MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) increased 0.29% year-over-year (“YoY”) in January. The seasonally adjusted unemployment rate was 5.73% year-over-year (“YoY”) in January, 0.04% lower than the previous month. According to Customs’ records, Taiwan’s exports increased by 75.8% YoY in January, mainly due to a low base point. Further, exports increased by 8.6% MoM to US$ 21.75 billion, the highest for the past 16 months. Seasonally adjusted export orders increased by 71.81% YoY in January. This is also because of the low base effect and Chinese New Year in January last year; nevertheless, the order amount reached US$30.37 billion.

Fund Performance Review:

The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 0.09% in February. Overweight positions in the food & beverage sector and an underweight position in the PCB substrate sector contributed positively to the Fund’s performance. However, an overweight position in the TFT-LCD sector and underweight position in the petrochemical sector had a negative impact on the Fund’s performance.

Investment Strategy:

The TAIEX dropped by 2.7% in February (or 9.2% year to date), and we attribute the poor TAIEX performance to the decline in the growth of domestic liquidity ( i.e. M1B). In addition,profit growth (especially in the tech space) could decelerate on the back of rising costs (driven by RMB appreciation and wage increasing).  We note that the TAIEX has already entered into the earning upgrade cycle for the year, and hence we are concerned that the breadth and pace of earning revisions will likely narrow or at least decelerate. Investors switched into China-based non-tech space, whereas China-concept names with high RMB exposure were the main outperformers in February. This will make stock selection more important than market direction. In terms of sector allocation, the Fund holds a slightly overweight position in defensive technology, while it is underweight in the financial and petrochemical sectors.

Total Portfolio Sector Allocation			Top 10 Holdings of Total Fund Portfolio
As of 2/28/10	% of MV + Cash	% of TAIEX	As of 2/28/10	% of Total Portfolio
Computer Service and Software	0.5	0.2	Taiwan Semiconductor Manufacturing Co., Ltd.	7.35
Electronic Components	0.0	4.7
Electronics Distribution	5.4	1.2	Hon Hai Precision Industry Co., Ltd.	6.09
IC Design	10.4	4.8
PC & Peripherals	6.1	8.4	MediaTek, Inc.	3.95
Optoelectronics	7.2	7.2
Other Electronics	6.1	7.5	Chunghwa Telecom Co., Ltd.	3.64
Semiconductor Manufacturing	9.4	13.7
Telecommunications	9.8	7.4	Nan Ya Plastics Corp.	3.54
Construction/Cement/Glass	1.3	3.3
Food	4.3	1.3	Cathay Financial Holding Co., Ltd.	3.39
Chemicals/Biotech	1.5	1.8
Textiles/Paper	1.2	2.1	Synnex Technology International Corp.	3.23
Electric Machinery/Appliances	0.7	1.3
Iron & Steel	3.2	3.3	China Steel Corp.	3.22
Automobiles/Rubber	2.7	1.9
Transportation/Tourism	1.1	2.5	Fubon Financial Holding Co., Ltd.	3.17
Wholesale & Retail	2.4	1.0
Miscellaneous (Footwear/Others)	1.2	1.6	Au Optronics Corp.	2.98
Plastics/Petroleum Services	10.5	12.0
Financial Services	9.1	12.8

Total	94.1	100.0	Total	40.56
Cash (% in liquid investments)	-	-
Cash (% in bank)	5.9	-
Technology	54.9	55.1
Non-Technology	30.1	32.1
Financial	9.1	12.8
Total Net Assets: US$279.09 Million			NAV: US$15.03 Price: US$13.22 Discount: 12.04% No. of Shares: 18.58 Million

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Returns in US$ (%) (a)
	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)	MSCI Taiwan Index
One Month	-2.97%	-3.06%	-3.06%	-3.67%
Fiscal Year to Date (c)	9.12%	11.81%	11.88%	9.72%
One Year	59.31%	77.72%	82.80%	88.70%
Three Years	-2.17%	-1.12%	2.75%	-4.82%
Five years	4.20%	3.02%	7.12%	-0.04%
Ten Years	-3.09%	-2.76%	-0.31%	-4.84%
Since Inception	8.76%	9.34%	N/A	N/A

(a) Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested.  Past performance is not indicative of future results of the Fund.  Returns are annualized, except for periods of less than one year, which are not annualized.

(b) Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c) The Fund’s fiscal year commences on September 1.

(d) The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN
Taiwan Fund Premium/Discount 01/01/1995-2/28/2010
Market Data
	As of 1/31/10	As of 1/31/10
TAIEX	7640.44	7436.10
% change in NTD terms	-6.69	-2.67
% change in USD terms	-6.57	-3.06
NTD Daily avg. trading volume (In Billions)	118.52	81.87
USD Daily avg. trading volume (In Billions)	3.71	2.55
NTD Market Capitalization (In Billions)	19864.30	19304.70
USD Market Capitalization (In Billions)	621.81	601.91
FX Rate: (NT$/US$)	31.9460	32.0725

Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.

Fund Manager: Shirley Yang

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